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                                                                   Exhibit 10.13

                                                                   July 27, 1999

Mr. A. Leigh Powell
8 Coronet Terrace
Burlington, NJ 08016

Dear Leigh:

This letter is intended to confirm certain changes to your employment with Systems Consulting Company/ Systems Technologies, Inc. that have been unanimously approved by the directors of the companies.

Effective July 27, 1999, you have been elected to the position of President and Chief Executive Officer of SCC and SCC Technologies. You hold these positions as an employee at will, terminable by either you or SCC by written notice to the other. You agree to provide SCC with at least [90] days prior written notice of any termination of employment by you.

Your current salary of $200,000 per year will be maintained until December 31, 1999 at which time the board of directors will review your compensation package for 2000.

You can earn a bonus up to $100,000 in cash, exclusive of any options that may be granted to you as a participant in the Company's 1999 company wide bonus plan that may be approved by the directors. This bonus will be determined by the board of directors based on its assessment of your overall performance with specific focus in the following areas:

      1.    Achieving Company wide revenue objectives
      2.    Achieving operating profits from the core business
      3. Hiring of a chief operating officer or such other key executive as needed to assist you in supervising sales, marketing, professional services and development.
      4.    Having a functional operating web site in a timely fashion.
      5.    Closing a private placement.
      6. Developing, through new hires, training or reassignment, a first rate management team.
      7.    Showing a significant increase in sales pipeline growth

You have been granted incentive stock options to purchase an additional 200,000 shares of common stock at an exercise price of $7.50 a share. These options have been granted pursuant to the Company's 1997 Stock Plan and are not subject to acceleration, notwithstanding any prior agreements to the contrary. These options, and any other options currently outstanding, satisfy any outstanding obligations of the Company to issue equity to you.
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SCC will pay up to $20,000 relocation expenses if you move from your current residence to a site in the Edison, New Jersey area. If you are required to relocate elsewhere, SCC will pay up to $50,000 for usual and customary moving expenses.

Your employment with the Company may be terminated immediately providing written notice of termination upon the happening of any one of the following events:

      1.    Dishonesty detrimental to the best interests of the Company
      2.    Willful disloyalty to the Company
      3.    Participation in any fraud
      4.    Breach of nondisclosure
      5. Your disability due to illness or accident resulting in an inability to perform your duties for a continuing period in excess of one hundred twenty days.
      6.    Your death

If the Company terminates your services for other than for the causes set forth in subsections 1. through 5. above, you shall be entitled to receive your then salary until the first to occur of (i) completion of six months following the date of termination, or (ii) your commencing employment with any other employer.

If the Company terminates your employment for disability pursuant to subsection 5 above, you shall be entitled to receive your then salary until the first to occur of (i) completion of one year following the date of termination, or (ii) your commencing employment with any other employer.

The Company will require any person, group, company or other legal entity which mergers of consolidates with the Company or purchases all or substantially all of the Company's assets to expressly assume and agree to perform the terms of this agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Kindly indicate your acceptance and agreement with the terms set forth in this letter by signing below and returning a copy of this letter to me..

                                   Sincerely,


                                   /s/ Peter Sobiloff

                                   Peter Sobiloff
                                   Chairman of the Board of Directors


Accepted and agreed ________________________________
                     A. Leigh Powell